COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ACTIVATES INCIDENT RESPONSE TEAM

HOUSTON, February 27, 2013 – Swift Energy Company (NYSE: SFY) announced today, a well control incident in its Lake Washington field in Plaquemines Parish, Louisiana that occurred at approximately 7:00 pm Tuesday, February 26, when a marine vessel collided with a Swift Energy operated shut-in well head in the shallow waters of the Lake Washington field. This collision damaged the integrity of the wellhead and resulted in an outflow of water, oil and natural gas. Swift Energy’s Incident Command Team was activated and responded to the situation during the night.

As of this morning, primary containment boom and oil skimming equipment has been deployed around the well site to protect shorelines, facilities and private property. Additional containment and skimming equipment is being deployed to protect any nearby marsh lands. No injuries have been reported in connection with the incident. State, federal and local authorities have been notified and Swift Energy is working closely in coordination with these agencies in response to this incident. An aerial fly-over of the field was conducted this morning to determine the extent of the impact to the surrounding area. A definitive plan and timeline to bring this well under control is currently being developed.

The well involved in this incident was shut-in January 2008 and has not produced since that time. The last production test of this well taken shortly before it was shut-in recorded production levels of 18 barrels of oil per day, 3 barrels of water per day and 59 thousand cubic feet of natural gas per day. At this time, the well appears to be releasing primarily water and a small amount of oil. A definitive determination of oil volumes is difficult to measure currently due to the high ratio of water production. Once the Company’s containment and repair plan is executed and the well is controlled, a more accurate assessment and estimate of volumes from this incident will be made.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.